As filed with the Securities and Exchange Commission on March 28, 2012

Registration No. 333-164313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 8 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Phillips Edison – ARC Shopping Center REIT, Inc.

(Exact name of registrant as specified in its charter)

11501 Northlake Drive

Cincinnati, Ohio 45249

(513) 554-1110

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey S. Edison

Chief Executive Officer

11501 Northlake Drive

Cincinnati, Ohio 45249

(513) 554-1110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000	Peter M. Fass, Esq. James P. Gerkis, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036-8299 (212) 969-3000

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒  Registration No. 333-164313

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☒
(Do not check if smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 8 to the Registration Statement on Form S-11 (No. 333-153135) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Financial Statements and Exhibits

(b)        Exhibits.  The following exhibit is filed as part of this registration statement:

Ex.	Description
23.6	Consent of Deloitte & Touche LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, State of Ohio, on March 28, 2012.

Phillips Edison – ARC Shopping Center REIT Inc.

By: /s/ John B. Bessey
John B. Bessey President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	Co-Chairman of the Board	March 28, 2012
Michael C. Phillips

*	Co-Chairman of the Board and	March 28, 2012
Jeffrey S. Edison	Chief Executive Officer (Principal Executive Officer)

/s/ John B. Bessey	President	March 28, 2012
John B. Bessey
Chief Financial Officer (Principal Financial Officer and
*	Principal Accounting Officer)	March 28, 2012
Richard J. Smith

*	Chief Operating Officer	March 28, 2012
R. Mark Addy

*	Director	March 28, 2012
William M. Kahane

*	Director	March 28, 2012
Leslie T. Chao

*	Director	March 28, 2012
Ethan Hershman

*	Director	March 28, 2012
Ronald K. Kirk

	Name	Title	Date

	*	Director	March 28, 2012
Paul Massey

*By:

	/s/ John B. Bessey		March 28, 2012
John B. Bessey
Attorney-in-fact